Exhibit 5.6

[FROST BROWN TODD LLC LETTERHEAD]

Howard R. Cohen

Member

317.237.3872

hcohen@fbtlaw.com

December 15, 2011

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Re:

Registration Statement on Form S-4

Guaranties of Options Community Based Services, Inc., an Indiana corporation, Options Treatment Center Acquisition Corporation, an Indiana corporation, Resolute Acquisition Corporation, an Indiana corporation, Resource Community Based Services, Inc., an Indiana corporation, RTC Resource Acquisition Corporation, an Indiana corporation, and Success Acquisition Corporation, an Indiana corporation (such Indiana corporations being referred to as the “Guarantors”).

Ladies and Gentlemen:

We provide this Opinion Letter to the above-referenced Guarantors at their request.

I.

BACKGROUND

We are issuing this Opinion Letter in our capacity as special Indiana counsel to the Guarantors, each an Indiana corporation, in connection with the Guarantors’ proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $150,000,000 in aggregate principal amount of 12.875% Senior Notes due 2018 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the

201 N. Illinois Street, Suite 1900	P.O. Box 44961	Indianapolis, Indiana 46244-0961	317.237.3800	frostbrowntodd.com

Overnight delivery use zip code 46204

Offices in Indiana, Kentucky, Ohio, Tennessee and West Virginia

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

“Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about December 15, 2011, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantors (the “Guarantees”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of November 1, 2011 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee.

1.1 Documents Reviewed. In connection with issuing this Opinion Letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Guarantors, (ii) resolutions of the boards of directors of the Guarantors with respect to the issuance of the Guarantees, (iii) the Indenture, (iv) the Registration Statement and (v) the Registration Rights Agreement, dated as of November 1, 2011, by and among the Company, the Guarantors, the other guarantors party thereto and Jefferies & Company, Inc., as initial purchaser.

1.2 Certain Assumptions. For purposes of this Opinion Letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantors. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and the Guarantors.

1.3 Transaction Documents. The documents described in Items (a) through (c) in Annex A are referred to in this Opinion Letter as the “Transaction Documents.” The documents described in Items (d) through (o) in Annex A are referred to in this opinion as the “Public Authority Documents”. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth herein, in the Glossary attached hereto or in the Annex A attached hereto.

1.4 Opining Jurisdiction. The Law (as defined in the attached Glossary) covered by the opinions expressed in this Opinion Letter is limited to the Law of the State of Indiana (the “State”). We express no opinion concerning the Laws of any other jurisdiction or the effect thereof.

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

1.5 Scope of Review. In connection with the opinions hereinafter set forth, we have limited the scope of our review of the documents related to the transactions described in the Registration Statement (the “Transaction”) to photocopies of the Transaction Documents, the Charter Documents and the Public Authority Documents. In addition, in connection with the opinions hereinafter set forth, we have reviewed such other documents and certificates of public officials and certificates of representatives of the Guarantors, and have given consideration to such matters of law and fact, as we have deemed appropriate, in our professional judgment, to render such opinions.

1.6 Reliance Without Investigation. We have relied, with your consent and without investigation or analysis, upon information in the Public Authority Documents. Except to the extent the information constitutes a statement, directly or in practical effect, of any legal conclusion at issue, we have relied with your consent and, without investigation or analysis, upon the information contained in representations and/or certifications made by the Guarantors in the Transaction Documents and on information provided in certificates of representatives and/or members of the Guarantors, which we reasonably believe to be an appropriate source for the information.

1.7 Additional Assumptions.

(i) the Registration Statement will be effective at the time the Exchange Notes are offered as contemplated by the Registration Statement;

(ii) any applicable prospectus supplement will have been prepared and filed with the Commission describing the Exchange Notes offered thereby to the extent necessary;

(iii) the Outstanding Notes (as defined in the Registration Statement) have been exchanged in the manner described in the prospectus forming a part of the Registration Statement;

(iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; and

(v) the Company and the Guarantors will have obtained any legally required consents, approvals, authorizations and other orders of the Commission and any other federal regulatory agencies necessary for the Exchange Notes to be exchanged, offered and sold in the manner stated in the Registration Statement and any applicable prospectus supplement.

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

II.

OPINIONS

Based upon and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.	The Guarantors are corporations existing and in good standing under the laws of the State of Indiana.

2.	The Guarantors have the corporate power and authority to enter into and perform its obligations under the Indenture and the Guarantees.

3.	The Guarantors have duly authorized, executed and delivered the Indenture and have duly authorized the Guarantees.

4.	The execution and delivery of the Indenture and the Guarantees by the Guarantors and the performance by the Guarantors of their obligations thereunder (including with respect to the Guarantees) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantors or (ii) any statute or governmental rule or regulation of the State of Indiana.

5.	No consent, approval, authorization or order of any State of Indiana court or governmental authority of the State of Indiana was required in connection with the execution and delivery of the Indenture or is required for the issuance by the Guarantors of the Guarantees.

III.

QUALIFICATIONS

3.1 Assumptions. In rendering the foregoing opinions, we have relied, with your consent and without investigation, upon the assumptions set forth below unless in a given case the particular assumption states, directly or in practical effect, a legal conclusion expressed in the opinion:

(a)	Natural persons who are involved in behalf of the Guarantors have sufficient legal capacity to enter into and perform the Transaction or to carry out their role in it.

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

(b)	Each party to the Transaction has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it.

(c)	Each party to the Transaction (other than the Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Guarantors.

(d)	Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

(e)	The Public Authority Documents are accurate, complete, and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

(f)	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(g)	The conduct of the parties to the Transaction complies with any requirement of good faith, fair dealing and good conscience.

(h)	The parties to the Transaction, other than the Guarantors, have acted in good faith and without notice of any defense against the enforcement of any rights created as part of the Transaction.

(i)	There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

(j)	Other Agreements and Court Orders (as such terms are defined in the attached Glossary) would be enforced as written.

(k)	Neither the other parties to the Transaction nor the Guarantors will in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any Other Agreement or Court Order.

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

(l)	The Guarantors will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transaction or performance of the Transaction Documents.

(m)	All parties to the Transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

We have no Actual Knowledge that the foregoing assumptions are false. We have no Actual Knowledge of facts that, under the circumstances, would make our reliance on the foregoing assumptions unreasonable.

3.2 Exclusions. None of the foregoing opinions include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth above and (ii) based upon prevailing norms and expectations among experienced lawyers in the State, reasonable in the circumstances. Moreover, unless explicitly addressed in this Opinion Letter, the foregoing opinions do not address any of the following legal issues, and we specifically express no opinion with respect thereto:

(a)	Federal securities laws and regulations administered by the Commission (other than the Public Utility Holding Company Act of 1935), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b)	Federal Reserve Board margin regulations;

(c)	pension and employee benefit laws and regulations (e.g., ERISA);

(d)	Federal and state antitrust and unfair competition laws and regulations;

(e)	Federal and state laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio);

(f)	compliance with fiduciary duty requirements;

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

(g)	Local Law;

(h)	fraudulent transfer and fraudulent conveyance laws;

(i)	Federal and state environmental laws and regulations;

(j)	Federal and state land use and subdivision laws and regulations;

(k)	Federal and state tax laws and regulations;

(l)	Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations;

(m)	Federal and state racketeering laws and regulations (e.g., RICO);

(n)	Federal and state health and safety laws and regulations (e.g., OSHA);

(o)	Federal and state health care laws;

(p)	Federal and state banking laws and financial regulation (e.g. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010);

(q)	Federal and state labor laws and regulations;

(r)	Federal and state laws, regulations and policies concerning (A) national and local emergency, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and

(s)	other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

3.3 Other Common Qualifications. The opinions set forth in this Opinion Letter are subject to the following qualifications: to the extent the Law of the State applies any of the following rules to one or more of the provisions of the Transaction Documents covered by any opinion set forth in this Opinion Letter, that opinion is subject to the effect of generally applicable rules of Law that:

(a)	limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence, and reasonableness;

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

(b)	provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(c)	limit the availability of a remedy under certain circumstances where another remedy has been elected;

(d)	limit the right of a creditor to use force or cause a breach of the peace in enforcing rights, or otherwise to exercise purported self-help remedies;

(e)	relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, including, without limitation, statutory cure provisions and rights of reinstatement and limitations on deficiency judgments;

(f)	limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

(g)	may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(h)	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

(i)	may, in the absence of a waiver or consent, discharge a guarantor to the extent that (A) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or (B) guaranteed debt is materially modified;

(j)	may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (B) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

(k)	impose limitations on attorneys’ or trustees’ fees; and

3.4 State Qualification as to Certain Waivers. We further advise you that under Ind. Code §§ 34-54-3-1 through 34-54-3-3 any Document(s) that secures or includes a contract, provision, agreement or stipulation that gives an opposing party the right or the power of attorney on behalf of the Guarantors (individually or together) to (1) appear in any court and waive service of process in an action to enforce the payment of money claimed to be due on the instrument; (2) confess judgment for any portion of the indebtedness due under the instrument other than by action by the court upon a hearing after due notice; or (3) release errors and rights of appeal from a judgment rendered for the matters described above or consents to the issue of execution on the judgment or the matters described above is void. Further, under Ind. Code § 34-54-3-4, a State court will not issue an execution or other process to aid or enforce the collection of any judgment or final decree rendered in another jurisdiction, which judgment or final decree would be unenforceable by a State court applying the above cited statutes, and consequently we render no opinion as to whether any instrument which may now or hereafter be secured by the Document(s) and which includes any such provision will allow an opposing party to enforce in the State any foregoing judgment or decree rendered thereon.

3.5 Generic Qualification. The opinions set forth in this Opinion Letter are subject to the following qualification: certain remedies, waivers, and other provisions of the Transaction Documents may not be enforceable under applicable law, but such law does not render the Transaction Documents invalid as a whole or make the Transaction Documents legally inadequate.

IV.

USE OF THIS OPINION

4.1 This opinion is furnished to you in connection with the filing of the Registration Statement, in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Kirkland & Ellis LLP may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.6 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we assume no

Options Community Based Services, Inc.

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

Resource Community Based Services, Inc.

RTC Resource Acquisition Corporation

Success Acquisition Corporation

December 15, 2011

obligation to supplement this opinion if, after the date hereof, any applicable laws change or we become aware of any facts that might change the opinions set forth herein or cause such opinions to be inaccurate or incomplete. This opinion is an expression of professional judgment and is not a guarantee of a result.

Very truly yours,

FROST BROWN TODD LLC

By:	/s/ Howard R. Cohen
Howard R. Cohen, Member

GLOSSARY

As used in the Opinion Letter to which this Glossary is attached, except as otherwise defined in such Opinion Letter, the following terms (whether used in the singular or the plural) shall have the meanings indicated:

Actual Knowledge: with respect to the Opinion Giver, the conscious awareness of facts or other information by the Primary Lawyer or Primary Lawyer Group.

Charter Documents: The Articles of Incorporation, By-Laws, and resolutions authorizing the Guaranty.

Guarantors: Options Community Based Services, Inc., an Indiana corporation, Options Treatment Center Acquisition Corporation, an Indiana corporation, Resolute Acquisition Corporation, an Indiana corporation, Resource Community Based Services, Inc., an Indiana corporation, RTC Resource Acquisition Corporation, an Indiana corporation, and Success Acquisition Corporation, an Indiana corporation.

Court Orders: court and administrative orders, writs, judgments and decrees that name the Guarantors and are specifically directed to it or its property.

Law: the statutes, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the Opining Jurisdiction, including its Local Law (but subject to any limitations on coverage of Local Law set forth in the Opinion Letter to which this Glossary is attached).

Local Law: the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing.

Opining Jurisdiction: a jurisdiction whose applicable Law is addressed by the Opinion Giver in the Opinion; if there is more than one such jurisdiction (e.g., the United States of America and a particular state), the term refers collectively to all.

Opinion: a legal opinion that is rendered by the Opinion Giver to one or more persons involved in the Transaction other than the Guarantors.

Opinion Giver: the lawyer or legal organization rendering the Opinion.

Opinion Letter: the document setting forth the Opinion that is delivered to and accepted by the Opinion Recipient.

Opinion Recipient: the addressee or addressees of the Opinion Letter.

201 N. Illinois Street, Suite 1900	P.O. Box 44961	Indianapolis, Indiana 46244-0961	317.237.3800	frostbrowntodd.com

Overnight delivery use zip code 46204

Offices in Indiana, Kentucky, Ohio, Tennessee and West Virginia

Other Agreements: contracts, other than the Transaction Documents, to which the Guarantors are a party or by which they or their property is bound.

Other Counsel: a lawyer or legal organization (other than the Opinion Giver) providing a legal opinion pertaining to particular matters concerning the Guarantors, the Transaction Documents or the Transaction (i) directly to the Opinion Recipient, or (ii) to the Opinion Giver in support of the Opinion.

Other Jurisdiction: the jurisdiction whose law a Transaction Document provides will govern that contract, if not the Opining Jurisdiction.

Primary Lawyer:

(a)	the lawyer in the Opinion Giver’s organization who signs the Opinion Letter;

(b)	any lawyer in the Opinion Giver’s organization who has active involvement in negotiating the Transaction, preparing the Transaction Documents or preparing the Opinion Letter; and

(c)	solely as to information relevant to a particular opinion issue or confirmation regarding a particular factual matter (e.g., pending or threatened legal proceedings), any lawyer in the Opinion Giver’s organization who is primarily responsible for providing the response concerning that particular opinion issue or confirmation.

Primary Lawyer Group: all of the Primary Lawyers when there are more than one.

Public Authority Documents: certificates issued by the Secretary of State or any other government official, office or agency concerning a person’s property or status, such as certificates of incorporation.

Transaction Documents: as set forth in Annex A.

ANNEX A

TRANSACTION DOCUMENTS

(a)	Indenture.

(b)	Registration Statement.

(c)	Registration Rights Agreement.

PUBLIC AUTHORITY DOCUMENTS

(d)	Indiana Secretary of State Certificate of Existence for Options Community Based Services, Inc., dated October 7, 2011.

(e)	Indiana Secretary of State Certificate of Existence for Options Treatment Center Acquisition Corporation, dated October 4, 2011.

(f)	Indiana Secretary of State Certificate of Existence for Resolute Acquisition Corporation, dated October 4, 2011.

(g)	Indiana Secretary of State Certificate of Existence for Resource Community Based Services, Inc., dated October 4, 2011.

(h)	Indiana Secretary of State Certificate of Existence for RTC Resource Acquisition Corporation, dated October 4, 2011.

(i)	Indiana Secretary of State Certificate of Existence for Success Acquisition Corporation, dated October 4, 2011.

(j)	Certificate of the Indiana Secretary of State dated October 4, 2011, certifying copy of the Articles of Incorporation of Options Community Based Services, Inc.

(k)	Certificate of the Indiana Secretary of State dated October 4, 2011, certifying copy of the Articles of Incorporation of Options Treatment Center Acquisition Corporation.

(l)	Certificate of the Indiana Secretary of State dated October 4, 2011, certifying copy of the Articles of Incorporation of Resolute Acquisition Corporation.

(m)	Certificate of the Indiana Secretary of State dated October 4, 2011, certifying copy of the Articles of Incorporation of Resource Community Based Services, Inc.

(n)	Certificate of the Indiana Secretary of State dated October 4, 2011, certifying copy of the Articles of Incorporation of RTC Resource Acquisition Corporation.

(o)	Certificate of the Indiana Secretary of State dated October 4, 2011, certifying copy of the Articles of Incorporation of Success Acquisition Corporation.